Exhibit 99.1 Press release of 3/31/06

Chembio Reports Fourth Quarter and Full-Year 2005 Results

Friday March 31, 8:30 am ET

MEDFORD, N.Y.--(BUSINESS WIRE)--March 31, 2006--Chembio Diagnostics, Inc. (OTCBB:CEMI - News) reported fourth-quarter and full-year financial results for 2005.

2005 revenues were $3.94 million, a 19% increase compared to 2004 revenues of $3.31 million. For 2005, the net loss attributable to common stockholders was $6.77 million or $0.88 per share compared to a net loss attributable to common stockholders of $5.04 million or $0.85 per share for 2004. The net loss attributable to common stockholders for 2005 and 2004 includes $3.52 million and $1.94 million, respectively in non-cash dividends to preferred stockholders.

Revenues for the fourth quarter of 2005 were $1.36 million, a 17% increase compared to fourth quarter 2004 revenues of $1.16 million. The fourth quarter 2005 net loss attributable to common stockholders was $1.14 million or $.14 per share compared to a net loss attributable to common stockholders of $1.47 million or $.22 per share for the fourth quarter of 2004. The net loss attributable to common stockholders for the fourth quarters of 2005 and 2004 include $.22 million and $.58 million, respectively in non-cash dividends to preferred stockholders.

The fourth quarter and full-year revenue growth was attributable to increased sales of the Company's rapid HIV tests. Rapid HIV test revenue for 2005 increased approximately 93% to $2.40 million as compared to $1.24 million in 2004. The fourth quarter rapid HIV test revenue increased approximately 63% to $1.22 million compared to $.75 million reported for the fourth quarter of 2004. The increases in rapid HIV test revenue well outpaced decreased revenue of approximately $.44 million (year 2005 compared to 2004) and $.09 million (fourth quarter 2005 compared to fourth quarter 2004) from the Company's pregnancy tests, which Chembio began de-emphasizing in 2004.

Financial Outlook

The Company believes that sales of its HIV products will continue to increase in 2006 as a result of both the international marketing strategies that were implemented in 2005 and sales to the United States market after anticipated approval from the U.S. Food and Drug Administration (FDA). The Company also expects to generate additional revenues in 2006 from its Chagas STAT-PAK(TM) rapid test. Furthermore, with the commercial release in late 2006 of the PrimaTB STAT-PAK(TM) rapid test, the Company expects to begin generating revenues from that product in early 2007.

On March 30, 2006, the Company sold $1 million of additional Series B preferred stock to a Series B Preferred shareholder pursuant to provisions of the January 2005 Series B 9% Preferred Stock financing agreements. Such provisions were exclusive to that shareholder. The Company is continuing to pursue additional financing opportunities in order to provide for its longer term financing needs.

Company Highlights
Chembio:

•
Was one of four companies selected by the Clinton Foundation HIV/AIDS Initiative (CHAI), to make available rapid HIV tests to be used to detect the infection easily and cost effectively. The CHAI Procurement Consortium is comprised of 50 countries in Africa, Asia, Eastern Europe, Latin America and the Caribbean. The HIV-infected populations in these countries account for three-quarters of the global need for anti-retroviral treatment. It is estimated that, to reach CHAI treatment targets, at least 200 million HIV tests will be necessary over the next four years.

•	Applied for FDA approval of SURE CHECK(TM) HIV and HIV 1/2 STAT-PAK(TM) in February of 2005. A pre-approval inspection of the Company's facility was conducted by the FDA in September 2005.

•	Established offices in Nigeria and Tanzania in order to further its goal of becoming part of the national HIV testing protocols in many countries in Africa.

•
Had its HIV 1/2 STAT-PAK(TM) designated as the confirmatory test in all of the national rapid HIV testing protocols in the Republic of Uganda and designated in four of the eight parallel testing algorithms adopted by the Nigerian Ministry of Health.

•
Received and shipped purchase orders for 704,000 units from the Brazilian government for the Company's rapid HIV tests. The orders were part of a 13-year technology transfer, supply and license agreement.

•	Received its first significant order for the Chagas STAT-PAK(TM) rapid test, in the amount of $1.2 million, which is expected to ship in the first half of 2006.

"We expect 2006 to be a landmark year for Chembio Diagnostics," said Lawrence Siebert, President and CEO. "We have made substantial progress toward FDA approval of our SURE CHECK HIV and HIV 1/2 STAT-PAK products and we believe that we have met the requirements of a Pre-Marketing Approval (PMA) application. Such an approval will allow us to enter the U.S. market and also begin market studies for the over-the-counter market, which may become available in the U.S. as a result of recent recommendations for regulatory changes. The White House's 2007 budget requested $90 million to test an additional three million Americans using rapid HIV tests. Internationally, total market demand for several hundred million tests is expected over the next several years as funding increases continue from the United States and various other programs that are aimed at combating AIDS."

Mr. Siebert further stated, "We also would like to thank both our shareholders for the confidence that they have expressed in Chembio during this past year and our employees for their dedication and hard work."

Chembio Diagnostics, Inc.
Summary of Results of Operations
	For the Year 2005	For the Year 2004	Fourth Quarter 2005	Fourth Quarter 2004
Total Revenues	$3,940,730	$3,305,932	$1,358,443	$1,159,309

Gross Profit	1,332,146	704,085	520,607	415,864

Operating Loss	(3,297,987)	(3,103,362)	(947,170)	(851,533)

Net Loss	(3,252,000)	3,098,891	(923,366)	(893,273)

Preferred Dividends	3,517,022	1,943,073	217,826	578,089

Net Loss Attributable to Common Stockholders	$(6,769,022)	$(5,041,964)	$(1,141,192)	$(1,471,362)

Loss per share	$(0.88)	$(0.85)	$(0.14)	$(0.22)

ABOUT CHEMBIO

Chembio Diagnostics, Inc. possesses expertise in the development and manufacturing of rapid diagnostic tests for various infectious diseases. Chembio is participating in the frontlines of the global battle against the devastating AIDS pandemic. This battle, to which the United States alone has pledged $15 billion in international aid, is the impetus behind Chembio's rapid HIV tests. Because rapid tests can detect HIV antibodies within minutes, the massive prevention and treatment programs that are now scaling up can be much more effective. The Company also manufactures additional rapid tests that it has developed for other deadly diseases, including human and veterinary Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the wholly owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group
Vince Daniels / James Carbonara, 212-825-3210